Exhibit 10.5

Execution Version

SEPARATION, WAIVER AND RELEASE AGREEMENT

This Separation, Waiver and Release Agreement (this “Agreement”) is entered into by between Sherri Silver (“You” or “Your”) and Hilton Grand Vacations Inc. (“HGV” or the “Company”) entered into as of March 19, 2021 (the “Transition Date”).

WHEREAS, You currently serve as the Company’s Executive Vice President & Chief Marketing Officer on an at-will basis;

WHEREAS, You and the Company are parties to that certain severance agreement, dated as of November 29, 2017 (the “Severance Agreement”), that provides for certain severance payments and benefits in certain termination of employment events;

WHEREAS, You and the Company are parties to several award agreements related to certain stock options, service-based restricted stock units and performance-based restricted stock units (such equity awards, collectively, the “Equity Awards”) granted under the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”) that have been previously issued to You;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger by and among the Company, Hilton Grand Vacations Borrower LLC, Dakota Holdings, Inc. (“Dakota”), certain entities controlled by Apollo and certain other stockholders of Dakota named therein (the “Merger Agreement”) dated, March 10, 2021 (the “Merger Agreement”), pursuant to which the Company will acquire Diamond Resorts International, Inc. (the “Merger”);

WHEREAS, in connection with the Merger, You and the Company have discussed your separation from the Company to facilitate, among other things, a transition and/or integration of certain roles and responsibilities resulting from the Merger, such separation to be effective on the first (1st) business day following the Closing (as defined in the Merger Agreement); and

WHEREAS, except as otherwise provided herein, such separation shall qualify as a (i) “Qualifying Termination” as defined in the Severance Agreement, and (ii) termination without “Cause” within twelve (12) months follow a “Change in Control” as such terms are defined in the Equity Awards.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.

You acknowledge and agree that Your employment with the Company will terminate effective on the first (1st) business day following the Closing (as defined in the Merger Agreement) (subject to Section 10(i), the “Separation Date”). From the Transition Date until the Separation Date, the Severance Agreement, which is incorporated herein by reference, shall remain in full force and effect. You will continue Your employment with the Company as an advisor to the Chief Operating Officer (“COO”), with such duties and responsibilities as shall be assigned by the COO in his sole discretion, subject to the termination provisions of the Severance Agreement and will continue to receive Your current compensation and benefits through and including the Separation Date; provided, however, that You agree that (i) You will not participate in, or otherwise receive a grant pursuant to, the Company’s 2021

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long-term incentive program or otherwise; and (ii) nothing in this Agreement shall prevent the Company from terminating your employment for Cause (as defined in the Severance Agreement) prior to the Separation Date, in which case you will not be entitled to any of the Separation Benefits.  All other positions that You hold with the Company, its subsidiaries and affiliates shall terminate effective as of the Separation Date. Following the Separation Date, You will be paid for all outstanding wages earned since Your last paycheck through and including the Separation Date, less customary and applicable payroll and tax deductions. You confirm and agree that, through the date You execute this Agreement, You have received all wages, reimbursements, payments, or other benefits to which You are entitled as a result of Your employment with the Company. Other than the payments set forth in this Agreement, You agree that the Company owes no additional amounts to You for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.  This Agreement is intended to, and does, settle and resolve all claims of any nature that You might have against the Company arising out of Your employment relationship with Company or the termination of such employment or relating to any other matter.

2.

In exchange for (A) You signing this Agreement and the Supplemental Release of Claims attached hereto as Exhibit A (the “Supplemental Release”), which you must sign no earlier than the Separation Date and no later than seven (7) days after the Separation Date, and You not revoking this Agreement or the Supplemental Release, and (B) subject to Section 10, You remaining employed through the Separation Date, You acknowledge and agree that You will receive the following separation pay and benefits in accordance with the terms of the Severance Agreement (collectively referred to herein as the “Separation Benefits”):

(i)A total gross amount of Two Million Six Hundred and Twenty Two Thousand Five Hundred and Forty Six Dollars ($2,622,546.00), which represents an amount equal to two (2) times the sum of Your current annual base salary ($437,091.00) and Your target annual bonus for 2021 ($874,182.00), less withholding for taxes and other similar items (collectively, the “Cash Severance”).  The Cash Severance shall be paid to You in a single lump sum on the first payroll date to occur after the sixtieth (60th) day following the Separation Date;

(ii)A prorated annual bonus for fiscal year 2021, equal to the annual bonus, if any, that would have been earned by You for fiscal year 2021 if You had remained employed on the normal payment date for such bonus under the Company’s annual incentive plan, based on actual level of performance with respect to the financial metric component and an assumed achievement of target performance with respect to the individual performance component, multiplied by a fraction, the numerator of which is the number of days You were employed by the Company during fiscal year 2021 and the denominator of which is 365, which bonus, if any, shall be payable to you at the same time payment is made to other participants in the Company’s annual incentive plan;

(iii)If You elect to continue participation in any group medical, dental, vision or prescription drug plan benefits to which You or Your eligible dependents would be entitled under Section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”), then for eighteen (18) months following the Separation Date (the

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“COBRA Reimbursement Period”), the Company shall pay to You monthly payments of an amount equal to the excess of the COBRA cost of such coverage over the amount that You would have had to pay for such coverage if You had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that (A) if You become eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Your spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the COBRA Reimbursement Period shall only run for the period during which You are eligible to elect health coverage under COBRA and timely elect such coverage; (C) nothing herein shall prevent the Company from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Reimbursement Period; (D) during the COBRA Reimbursement Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; (F) Your rights pursuant to this Section shall not be subject to liquidation or exchange for another benefit;

(iv)a cash payment equal to the amount required to continue Your Company-provided life insurance coverage as an individual policy for a period of twelve (12) months following the Separation Date, payable in a single lump sum on the first payroll date to occur after the sixtieth (60th) day following the Separation Date; and

(v)Your Equity Awards that are outstanding as of the Separation Date shall be treated as provided in the 2017 Plan and applicable award agreement(s)).

You acknowledge that the Separation Benefits are subject to the terms and conditions of this Agreement, the Supplemental Release, compliance with the Surviving Provisions (as defined in Section 16 hereof), exceed any earned wages or anything else of value otherwise owed to You by the Company, and You would not receive the Separation Benefits absent Your execution and non-revocation of this Agreement and the Supplemental Release, and compliance with the Surviving Provisions. For the avoidance of doubt, if You fail to comply with the obligations set forth in this Agreement, the Supplemental Release and the Surviving Provisions, the Company shall have no obligation to provide the Separation Benefits, and, further, the Company may, suspend and/or seek to recover from You any Separation Benefits already paid.  Any dispute concerning the Company’s suspension or recovery of Separation Benefits is subject to the dispute resolution procedures set forth in Section 12 herein.  If You die prior to receipt of all Separation Benefits, any and all remaining Separation Benefits shall be paid to Your estate.

3.

In exchange for the Separation Benefits, You, voluntarily and of Your own free will, to the fullest extent permitted by law, hereby forever waive, release, discharge and hold harmless, the Company, and each of its former, current and future subsidiaries, affiliates, divisions, parents, equity holders, predecessors, successors and assigns, and all of their current, former and future officers, shareholders, members, partners, principals, investors, owners, directors,

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trustees, joint venturers, insurers, attorneys, employees, agents (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) and all of their affiliates, predecessors, successors and assigns (the “Released Parties”), from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, foreseen or unforeseen, that You had, now have or may have against any of them arising from any act, event or omission which has occurred up through the date You sign this Agreement. For the avoidance of any doubt, in exchange for the Separation Benefits, You hereby waive and relinquish any monies, amounts, sums or benefits, severance or otherwise, that would otherwise be payable or owed to you under Section 2 of the Severance Agreement.

4.

This waiver and release of claims includes, but is not limited to, (i) claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Worker Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the National Labor Relations Act, the Pregnancy Discrimination Act, the Immigration Reform and Control Act, the Employee Retirement Income Security Act of 1974 (ERISA), Sections 503 and 504 of the Rehabilitation Act of 1973, the Family and Medical Leave Act, and the Worker Adjustment Retraining and Notification Act, all as amended; (ii) all other federal, state and local anti-discrimination, labor or employment laws or regulations or orders to the extent any such claims may legally be waived by private agreement; (iii) claims and potential claims relating to or arising out of any work You have done for the Company in any capacity, Your employment, the terms and conditions of Your employment and/or Your separation from employment, including but not limited to statutory claims and claims in common law or in equity, including, without limitation, claims for discrimination, harassment, retaliation for asserting any claims, whistle-blowing, breach of contract (oral or written, express or implied), detrimental reliance, breach of policy or practice, constructive discharge, wrongful discharge, negligence, emotional distress, pain and suffering and all torts, including any intentional torts, such as defamation; (iv) claims and potential claims subject to federal, state and local occupational safety and health laws and regulations; (v) claims or potential claims under any other federal, state or local constitution, statute, regulation, agreement, order or duty; (vi) claims or potential claims concerning or based on the adequacy of Your compensation or remuneration, including incentive payments, commissions, bonuses, expense reimbursements, or claims for benefits, to the extent any and all such claims are legally capable of being waived; and (vii) any claims or potential claims for relief of any kind, including but not limited to claims for back pay, front pay, compensatory or punitive damages, reinstatement or other equitable relief, injunctive or declaratory relief, attorneys’ fees, costs, disbursements and/or the like.

5.

Notwithstanding the above, the foregoing waiver and release of legal claims shall not release any claims or rights arising from or related to the following: (i) COBRA, workers’ compensation benefits, or unemployment insurance benefits; (ii) reimbursement for business expenses incurred prior to the date of termination, in accordance with any HGV business expense policies (as applicable); (iii) any employee benefit or compensation plan or program in which You participate (or participated), subject to the terms and conditions of such plans or programs; (iv) Your right to receive the Separation Benefits; (v) Your rights to be indemnified pursuant to the terms of that certain indemnification agreement entered into by

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between You and the Company, dated on or about November 30, 2017 (the “Indemnification Agreement”) for claims or proceedings, or threatened claims or proceedings, that arise out of or relate to Your service as an officer or employee of HGV and/or any affiliate, including attorneys’ fees of attorneys of Your choosing, subject to and as provided in the Indemnification Agreement; (vi) Your vested equity or other similar interest in HGV or any affiliate, subject to the terms and conditions of any applicable plan and award agreement; and (vii) any rights or claims that arise after the signing of this Agreement or which otherwise cannot be waived as a matter of law.

6.

The foregoing waiver and release of legal claims shall not waive Your rights to file a charge with an administrative agency and to participate in an agency investigation or report possible violations of federal law or regulation to any governmental agency or entity. However, except as provided below, You knowingly and intentionally waive and release any right to monetary relief or other individual specific remedy that might be sought on Your behalf by any other person, entity, local, state or federal government or agency thereof, including specifically the Equal Employment Opportunity Commission, U.S. Department of Labor, or any state agency.  You understand and agree that (i) neither this provision nor anything else in this Agreement prohibits You from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), Congress, and any agency Inspector General, or communicating with such government agencies, or otherwise participating in any investigation or proceeding that may be conducted by such government agencies, including providing documents or other information; (ii) You do not need the prior authorization of the Company to take any action described in clause (i) of this Section, and You are not required to notify the Company that You have taken any action described in clause (i); and (iii) this Agreement does not limit Your right to receive an award for providing information relating to a possible securities law violation to the SEC.

7.

Except as provided above, the foregoing waiver and release of legal claims includes all claims existing as of the date You sign this Agreement, even though You did not know or suspect those claims to exist at the time You signed the Agreement, regardless of whether knowledge of such claims or the underlying facts would have materially affected Your decision to sign this Agreement.  Your subsequent discovery of different or additional facts shall not affect the enforceability of this Agreement.  You further represent and warrant that You have not assigned or transferred, or purported to assign or transfer to any third party, any claim released by this Agreement, and that You will indemnify the Company and the other Released Parties and hold them harmless against any claims, costs or expenses (including attorneys’ fees) paid or incurred, arising out of or related to any such transfer or assignment.

8.

You agree that Your rights and obligations, if any, under other compensation or employee benefit plans, policies, agreements or arrangements of the Company shall be as determined under such plans, policies, agreements or arrangements. Without limiting the foregoing:

(i)

Your rights pursuant to the Hilton Resorts Corporation 2017 Executive Deferred Compensation Plan shall be determined in accordance with the terms of such plan and Your payment elections thereunder; and

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(ii)

Except as otherwise provided in Section 10 hereof, Your separation as of the Separation Date shall qualify as a termination without “Cause” within twelve (12) months follow a “Change in Control” (as such terms are defined in the 2017 Plan and applicable award agreements(s)) for purposes of determining Your rights with respect to Your outstanding Equity Awards as provided under the 2017 Plan and applicable award agreement(s) and shall continue to be subject to any conditions, requirements, terms and conditions set forth therein.

9.

By signing below, You represent and agree that You shall return, prior to the Separation Date, all Company property and Confidential Information (as defined in the Severance Agreement) and otherwise comply with all of Your obligations under Section 4.2(c) of the Severance Agreement. The Company is not required to provide any Separation Benefits until You fully comply with this provision.

10.

Notwithstanding anything in this Agreement to the contrary, (X) subject to your full compliance with the requirements of Section 1.16 of the Severance Agreement, you may resign for Good Reason prior to the Closing and such separation shall qualify as a “Qualifying Termination” as defined in the Severance Agreement, thereby entitling you to the Separation Benefits; and (Y) if the Closing does not occur for any reason, then your Separation Date shall be the day that the Company publicly discloses that the Closing will not occur. In either case:

(i)

The “Separation Date” shall be (X) the effective date of your resignation with Good Reason pursuant to the Severance Agreement; or (Y) the day that the Company publicly discloses that the Closing will not occur, as applicable.

(ii)

The Cash Severance shall be paid You as follows: (1) Two Million Forty-Two Thousand and Five Hundred and Forty-Six DOLLARS ($2,042,546) shall be payable in a single lump sum on the first payroll date to occur after the sixtieth (60th) day following the Separation Date and Five Hundred Eighty Thousand DOLLARS ($580,000) shall be payable in periodic installments (each installment to be treated as a separate payment for purposes of Section 409A of the Code) over the 24-month period commencing on the Separation Date in accordance with the normal payroll practices of the Company (provided, however, that in no event shall the last installment be paid to You later than December 31, 2023).

(iii)

You acknowledge that the Separation Benefits are subject to the terms and conditions of this Agreement, the Supplemental Release, compliance with the Surviving Provisions (as defined in Section 16 hereof), exceed any earned wages or anything else of value otherwise owed to You by the Company, and You would not receive the Separation Benefits absent Your execution and non-revocation of this Agreement and the Supplemental Release, and compliance with the Surviving Provisions. For the avoidance of doubt, if You fail to comply with the obligations set forth in this Agreement, the Supplemental Release and the Surviving Provisions, the Company shall have no obligation to provide the Separation Benefits, and, further, the Company may suspend payment of any outstanding Separation Benefits and seek to recover from You any Separation Benefits already paid.  Any dispute

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concerning the Company’s suspension or recovery of Separation Benefits is subject to the dispute resolution procedures set forth in Section 12 herein.
(iv)

You acknowledge that any separation as provided in this Section 10 shall not qualify as a termination without “cause” or resignation for “good reason” within twelve months following a “Change in Control” as such terms are defined in the Equity Awards and, accordingly, You shall not be entitled to any acceleration of vesting of any Equity Awards.

11.

You agree to provide reasonable cooperation and assistance to the Company, subject to Your availability and employment and personal obligations, in any legal or other proceedings which may be required, including any litigation or potential litigation or administrative, regulatory or investigatory matter in which You are, or may be, a witness, or as to which You possess, or may possess, relevant information.  The Company shall pay all reasonable expenses incurred in connection with a request made by a Released Party pursuant to this Section unless such payment is prohibited by applicable law or rule regarding legal ethics or professional conduct.

12.

You agree that all controversies, claims, disputes, and matters arising out of or relating to this Agreement or the breach thereof, shall be subject to binding arbitration in accordance with the terms of that certain Mutual Agreement to Arbitrate, dated November 30, 2017, entered into by and between You and the Company (the “Arbitration Agreement”). You acknowledge and agree that the Arbitration Agreement shall remain in full force and effect and is incorporated by reference herein, and You shall remain subject to the obligations contained therein regardless of whether You sign or revoke this Agreement.  A copy of such agreement has been provided to you contemporaneously with the provision of this Agreement.

13.	By signing this Agreement, the Company does not admit to any wrongdoing or legal violation by the Company or the Released Parties.
14.

This Agreement is intended as a legally binding and enforceable document.  You have been advised to seek legal counsel and have been provided time and opportunity to consult with an attorney prior to executing this Agreement.

15.

If any part of this Agreement is held invalid, that part shall be severed and the remaining parts shall be given full force and effect.  Notwithstanding the foregoing, in the event the release and waiver of claims in this Agreement is declared invalid, this Agreement shall be null and void, and the Company shall be entitled to the return of the Separation Benefits paid to You through the date any portion of the Agreement is held invalid.

16.

This Agreement and the Supplemental Release constitute the complete understanding and entire agreement of the parties with respect to the subject matter hereof, except that the parties further agree that the covenants in Section 4 of the Severance Agreement, the provisions of Section 7 and, to the extent applicable (and to the extent any provision does not conflict with the provisions herein, in which case this Separation Agreement shall control), the provisions of Section 10 of the Severance Agreement survive and remain in full force and effect in accordance with their terms, as well as any other provisions of the

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Severance Agreement that are necessary to enforce or interpret such section, and such sections and provisions are incorporated herein by reference in full and made a part hereof as if set out in full herein (all such sections and such other provisions, collectively, the “Surviving Provisions”).  For the avoidance of doubt, other than the preceding exception, all provisions of the Surviving Provisions shall continue to be in full force and in effect during the Restricted Period. For purposes of interpreting the Surviving Provisions for purposes of this Agreement, (a) the “Termination Date” referred to in the Surviving Provisions shall be the Separation Date and (b) the “Qualifying Termination Severance Payment” referred to in the Surviving Provisions shall be the Separation Benefits.  With the exception of the Surviving Provisions, the Severance Agreement is hereby terminated, without further action by the parties, as of the Separation Date and will be of no further force and effect, and that neither party has any further obligations under the Severance Agreement as of the Separation Date. The Agreement cannot be amended, terminated, discharged or waived, except by a mutually agreed upon writing signed by You and an authorized representative of the Company.

17.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to the conflict of laws provisions of any state, to the extent not preempted by federal law, which shall otherwise control.  The parties knowingly and voluntarily agree that, except as otherwise governed by the Arbitration Agreement, any controversy or dispute arising out of or otherwise related to this Agreement shall be tried exclusively, without jury, and consent to personal jurisdiction, in the state courts of Orange County, Florida, or the United States District Court for the Middle District of Florida, Orlando Division.

18.

You have twenty-one (21) days from Your receipt of this Agreement to consider it before signing, although You may choose to sign it earlier.  For a period of seven (7) days following Your signing of this Agreement, You may revoke this Agreement.  This Agreement shall not become effective or enforceable until seven (7) days after You sign and do not revoke this Agreement.  You may revoke this Agreement only by giving written notice of revocation to Charles Corbin, Executive Vice President and General Counsel (delivered to the Company’s headquarters at 6355 MetroWest Boulevard, Suite 180, Orlando, FL 32835) within this seven (7) day period. Any revocation must state “I hereby revoke my acceptance of the Agreement.”

19.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
20.

This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder.  Nevertheless, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed to You, and You are responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or any other sections of the Code.  Neither the Company nor its directors, officers, employees or advisers shall be held liable to You or any other party for any taxes, interest, penalties or other monetary amounts owed by

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You as a result of the application of Section 409A or any other provisions of the Code, or for any taxes, interest, penalties or monetary amounts owed by You as a result of any applicable local or state tax rules and regulations. Any installment payments under this Agreement shall be deemed to be a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

21.	You represent and agree that:
•	You have suffered no specific injuries while employed by the Company that You did not report to the Company.
•	Except for the Separation Benefits, You have been provided all wages, compensation and benefits due and owing to You.
•	You have fully read and understand all terms of this Agreement, and are signing this Agreement voluntarily and with full knowledge of their significance.
•	You understand that You have up to twenty-one (21) calendar days to consider this Agreement. You agree that you have been advised to consult with an attorney prior to Your signing of this Agreement.
•	You understand that You are waiving any claims under the Age Discrimination in Employment Act and The Older Workers’ Benefit Protection Act.
•	You agree that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to twenty-one (21) day consideration period.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties voluntarily and freely enter into and execute this Waiver and Release Agreement on the dates set forth below.

Hilton Grand Vacations Inc.		Employee

By:	/s/ Charles R. Corbin	By:	/s/ Sherri Silver

Name:	Charles R. Corbin	Name:	Sherri Silver
Title:	EVP and Chief Legal Officer

Date:	March 19, , 2021	Date:	March 19, , 2021

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EXHIBIT A

SUPPLEMENTAL RELEASE OF CLAIMS

1.

This Supplemental Release of Claims (the “Supplemental Release”) releases all claims against Hilton Grand Vacations Inc. (the “Company”) that may have arisen between the date on which You signed the Separation, Waiver and Release Agreement on __________, 2021 (the “Separation Agreement”), and the Separation Date (as defined in the Separation Agreement).

2.

In exchange for the Separation Benefits (as defined in the Separation Agreement), You, voluntarily and of Your own free will, to the fullest extent permitted by law, hereby forever waive, release, discharge and hold harmless, the Company, and each of its former, current and future subsidiaries, affiliates, divisions, parents, equity holders, predecessors, successors and assigns, and all of their current, former and future officers, shareholders, members, partners, principals, investors, owners, directors, trustees, joint venturers, insurers, attorneys, employees, agents (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) and all of their affiliates, predecessors, successors and assigns (the “Released Parties”), from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, foreseen or unforeseen, that You had, now have or may have against any of them arising from any act, event or omission which has occurred up through the date You sign this Supplemental Release. For the avoidance of any doubt, You hereby waive and relinquish any monies, amounts, sums or benefits, severance or otherwise, that would otherwise be payable or owed to you under Section 2 of the Severance Agreement (as defined in the Separation Agreement) in exchange for the Separation Benefits.

3.

This waiver and release of claims includes, but is not limited to, (i) claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Worker Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the National Labor Relations Act, the Pregnancy Discrimination Act, the Immigration Reform and Control Act, the Employee Retirement Income Security Act of 1974 (ERISA), Sections 503 and 504 of the Rehabilitation Act of 1973, the Family and Medical Leave Act, and the Worker Adjustment Retraining and Notification Act, all as amended; (ii) all other federal, state and local anti-discrimination, labor or employment laws or regulations or orders to the extent any such claims may legally be waived by private agreement; (iii) claims and potential claims relating to or arising out of any work You have done for the Company in any capacity, Your employment, the terms and conditions of Your employment and/or Your separation from employment, including but not limited to statutory claims and claims in common law or in equity, including, without limitation, claims for discrimination, harassment, retaliation for asserting any claims, whistle-blowing, breach of contract (oral or written, express or implied), detrimental reliance, breach of policy or practice, constructive discharge, wrongful discharge, negligence, emotional distress, pain and suffering and all torts, including any intentional torts, such as defamation; (iv) claims and potential claims subject to federal,

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state and local occupational safety and health laws and regulations; (v) claims or potential claims under any other federal, state or local constitution, statute, regulation, agreement, order or duty; (vi) claims or potential claims concerning or based on the adequacy of Your compensation or remuneration, including incentive payments, commissions, bonuses, expense reimbursements, or claims for benefits, to the extent any and all such claims are legally capable of being waived; and (vii) any claims or potential claims for relief of any kind, including but not limited to claims for back pay, front pay, compensatory or punitive damages, reinstatement or other equitable relief, injunctive or declaratory relief, attorneys’ fees, costs, disbursements and/or the like.

4.

Notwithstanding the above, the foregoing waiver and release of legal claims shall not release any claims or rights arising from or related to the following: (i) COBRA, workers’ compensation benefits, or unemployment insurance benefits; (ii) reimbursement for business expenses incurred prior to the date of termination, in accordance with any HGV business expense policies (as applicable); (iii) any employee benefit or compensation plan or program in which You participate (or participated), subject to the terms and conditions of such plans or programs; (iv) Your right to receive the Separation Benefits; (v) Your rights to be indemnified pursuant to the terms of that certain indemnification agreement entered into by between You and the Company, dated on or about November 30th, 2017 (the “Indemnification Agreement”) for claims or proceedings, or threatened claims or proceedings, that arise out of or relate to Your service as an officer or employee of HGV and/or any affiliate, including attorneys’ fees of attorneys of Your choosing, subject to and as provided in the Indemnification Agreement; (vi) Your vested equity or other similar interest in HGV or any affiliate, subject to the terms and conditions of any applicable plan and award agreement; and (vii) any rights or claims that arise after the signing of this Supplemental Release or which otherwise cannot be waived as a matter of law.

5.

The foregoing waiver and release of legal claims shall not waive Your rights to file a charge with an administrative agency and to participate in an agency investigation or report possible violations of federal law or regulation to any governmental agency or entity. However, except as provided below, You knowingly and intentionally waive and release any right to monetary relief or other individual specific remedy that might be sought on Your behalf by any other person, entity, local, state or federal government or agency thereof, including specifically the Equal Employment Opportunity Commission, U.S. Department of Labor, or any state agency.  You understand and agree that (i) neither this provision nor anything else in this Supplemental Release prohibits You from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (“SEC”), Congress, and any agency Inspector General, or communicating with such government agencies, or otherwise participating in any investigation or proceeding that may be conducted by such government agencies, including providing documents or other information; (ii) You do not need the prior authorization of the Company to take any action described in clause (i) of this Section, and You are not required to notify the Company that You have taken any action described in clause (i); and (iii) this Supplemental Release does not limit Your right to receive an award for providing information relating to a possible securities law violation to the SEC.

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6.

Except as provided above, the foregoing waiver and release of legal claims includes all claims existing as of the date You sign this Supplemental Release, even though You did not know or suspect those claims to exist at the time You signed the Supplemental Release, regardless of whether knowledge of such claims or the underlying facts would have materially affected Your decision to sign this Supplemental Release.  Your subsequent discovery of different or additional facts shall not affect the enforceability of this Supplemental Release.  You further represent and warrant that You have not assigned or transferred, or purported to assign or transfer to any third party, any claim released by this Supplemental Release, and that You will indemnify the Company and the other Released Parties and hold them harmless against any claims, costs or expenses (including attorneys’ fees) paid or incurred, arising out of or related to any such transfer or assignment.

7.

By signing below, You represent and agree that You have returned all Company property and Confidential Information (as defined in the Severance Agreement), and have otherwise complied with all of Your obligations under Section 4.2(c) of the Severance Agreement.

8.

You acknowledge that you have been given at least twenty-one (21) days from Your receipt of this Supplemental Release to consider it before signing, although You may choose to sign it earlier (but no earlier than the Separation Date).  For a period of seven (7) days following Your signing of this Supplemental Release, You may revoke this Supplemental Release.  This Supplemental Release shall not become effective or enforceable until seven (7) days after You sign and do not revoke this Supplemental Release.  You may revoke this Supplemental Release only by giving written notice of revocation to Charles Corbin, Executive Vice President and General Counsel (delivered to the Company’s headquarters at 6355 MetroWest Boulevard, Suite 180, Orlando, FL 32835) within this seven (7) day period. Any revocation must state “I hereby revoke my acceptance of the Supplemental Release.”

Employee

By:

Name:	Sherri Silver

Date:	, 2021